Exhibit 99.1
Following is a list of each executive officer, director or person controlling China Aerospace Science & Technology Corporation (“China Aerospace”) setting forth the business address, present principal employment (and the name and address of any corporation or organization in which such employment is conducted) and citizenship of each person.

Principal Employment
Name	Position with China Aerospace	and Business Address	Citizenship
Xingrui Ma	General Manager	China Aerospace No. 16 Fu Cheng Road, Haidian District, Beijing, China	Chinese